IAA TRUST ASSET ALLOCATION FUND, INC.

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION

       IAA TRUST ASSET ALLOCATION FUND, INC., a Maryland Corporation having its principal office in Baltimore City, Maryland, hereinafter called the Corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

       FIRST:     The  charter  of the  Corporation  is hereby  amended  by
striking out Articles 2 and 5 of the Articles of Incorporation and inserting in lieu thereof the following:

       2.     The name of the Corporation is Country Asset Allocation Fund, Inc.

       5:     The total  number of shares of stock  which  the  Corporation  has authority to issue is Two Hundred Fifty Million (250,000,000) shares of the par value of Ten Cents ($.10) per share and having an aggregate par value of Twenty-Five Million Dollars ($25,000,000). One Hundred Million (100,000,000) of such shares shall be designated as Country Money Market Fund Common Stock; Fifty Million (50,000,000) of such shares shall be designated as Country Short-Term Government Bond Fund Common Stock; and One Hundred Million (100,000,000) of such shares may be issued as Country Money Market Fund Common Stock, Country Short-Term Government Bond Fund Common Stock or in such other classes as the Board of Directors may determine.

       SECOND: A majority of the Board of Directors of the Corporation on September 25, 2000 duly adopted a resolution in which was set forth the foregoing amendments to the charter, declaring that the said amendments of the charter were approved pursuant to the power granted to the Board of Directors in
Section 2-605 of the Maryland General Corporation Law. The Corporation is registered as an open-end company under the Investment Company Act of 1940.

       IN WITNESS WHEREOF, IAA TRUST ASSET ALLOCATION FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on September 26, 2000.

                                           IAA TRUST ASSET ALLOCATION FUND, INC.


ATTEST:                                    By:  /s/ Ronald R. Warfield
                                                ----------------------
                                                Ronald R. Warfield, President
 /s/ Paul M. Harmon
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              Paul M. Harmon, Secretary

       THE UNDERSIGNED, President of IAA TRUST ASSET ALLOCATION FUND, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                By:  /s/ Ronald R. Warfield
                                     ----------------------
                                     Ronald R. Warfield, President